NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release December 28, 2007

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI NAMES ANDREW S. HOWELL

EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Cincinnati, OH – The Federal Home Loan Bank of Cincinnati’s Board of Directors approved the promotion of Andrew S. Howell to the newly created position of Executive Vice President and Chief Operating Officer, effective January 1, 2008.

Mr. Howell, 46, began his career at the FHLBank in 1989 in the Credit department after being in several management positions at Huntington Bank, Bank One and First National Bank of Cincinnati. Earlier this year, Mr. Howell became Executive Vice President, Mission Asset Activity, with overall responsibility for the FHLBank’s Credit Services, Mortgage Purchase Program, and Housing and Community Investment.

As Chief Operating Officer, he will assume additional responsibility for the FHLBank’s Accounting, Bank Operations and Treasury departments. Mr. Howell earned a bachelor’s degree of Business Administration from the University of Kentucky, and a Master of Business Administration degree from the University of Cincinnati.

The FHLBank is an $87 billion congressionally-chartered wholesale regional bank providing financial services for residential housing and economic development to 731 member financial institutions located in Kentucky, Ohio and Tennessee. It has contributed $258.6 million for the creation of 42,068 units of lower-income housing through its Affordable Housing Program since 1990, and $6.5 million to help 1,006 persons become first-time homebuyers through the American Dream Homeownership Challenge. The FHLBank System includes 12 district Banks, is wholly owned by its 8,100 member institution stockholders and does not use taxpayer dollars.

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